Exhibit 10.1

NOMINEE SHAREHOLDER AGREEMENT
(translation version)

THIS NOMINEE SHAREHOLDER AGREEMENT is made on this First day of January 2009 in Quanzhou City of Fujian Province, The People’s Republic of China

BY AND BETWEEN

Quanzhou Dong Xiang Chemical & Light Industrial Textile Company Limited of 2-12(E),  Economy and Technology Development Zone, Quanzhou City, Fujian Province, People’s Republic of China (hereinafter as “Beneficiary”)

AND

Qi Xiong DING of 2-12(E),  Economy and Technology Development Zone, Quanzhou City, Fujian Province, People’s Republic of China (hereinafter as “Nominee Shareholder”) (jointly the “Parties”)

 It is mutually agreed that

1) The Nominee Shareholder hereby agree to hold the 19% equity interest (“Said Shares”) of Fujian Dongxin Petrochemical Company Limited (“Dongxin”) for the Beneficiary, which is equivalent to RMB 23,750,000 among the registered capital of Dongxin. The Beneficiary hereby declares and appoints the Nominee Shareholder to act on his behalf in relation to Beneficiary’s beneficial interest in the Said Shares.

2) The Nominee Shareholder undertakes to incorporate Dongxin and register the Said Shares in the Nominee Shareholder’s name, and hold the Said Shares and all dividends and interests accrued or to accrue on trust for the Beneficiary. Furthermore the Nominee Shareholder shall transfer and deal, in all respects, and to pay the Said Share and any dividends, interest and other benefits thereon and accretions thereto in such manner as the Beneficiary shall from time to time direct. The Nominee Shareholder will also at the request of the Beneficiary attend all meetings of shareholders of Dongxin and will vote at every such meeting in such manner as the Beneficiary shall have previously directed in writing.

3) The Rights and Liabilities of Beneficiary

3.1) The Beneficiary is entitled to the Said Shares and all dividends and interests accrued or to accrue. The Nominee Shareholder shall not pledge or sell or assign or in any way impair the Said Shares.

3.2) To the extent permitted under PRC Law or at any time that the Beneficiary deemed proper, the Nominee Shareholder shall transfer all of the Said Shares held by Nominee Shareholder to the Beneficiary (or any person designated by the Beneficiary). The Nominee Shareholder is obliged to accept unconditionally and execute all necessary documents in relation to the aforesaid transaction. For the avoidance of doubt, the Beneficiary shall bear and compensate the Nominee Shareholder for all costs reasonably incurred (including but not limited to legal fee, audit fee, and valuation fee) in holding the Said Shares on trust for the Beneficiary.  The Beneficiary shall pay such cost within 5 days of accepting the invoice, or the Nominee Shareholder may otherwise deduct such cost from the any dividends, interest and other benefits thereon before delivering to the Beneficiary.

3.3)  The Beneficiary shall be responsible and made payable the capital injection to subscribe the Said Shares. The Beneficiary shall be subject to all the consequences upon failure to make the capital payable to subscribe the Shares in time.

3.4)  Subject to the provisions of this Agreement, the Beneficiary is entitled to a review of the Nominee Shareholder’s performance in holing the Said Shares for the Beneficiary, where a breach or default is caused by the act of the Nominee Shareholder. Without prejudice to the generality of the foregoing, the Beneficiary is prohibited from interfering the normal activity of Nominee Shareholder.

3.5) In the event that the Nominee Shareholder is not in good faith, the Beneficiary is entitled to withdraw this authorization with 30-days prior notice, and appoint its successors.

4) The Rights and Liabilities of the Nominee Shareholder

4.1) The Nominee Shareholder is entitled to execute the shareholder rights with regard to the operation of Dongxin without jeopardizing the interest of the Beneficiary.

4.2) The Nominee Shareholder is prohibited from assigning the Said Shares to any third party unless otherwise consent by the Beneficiary.

4.3) Subject to the provisions of this Agreement, the Nominee Shareholder shall vote at every meetings of shareholders, or otherwise which it shall be entitled to attend by virtue of being the registered proprietor of the Said Shares, in such manner as the Beneficiary or its successors in title shall have directed in 3-days prior writing notice. The Nominee Shareholder hereby undertake not to transfer, assign or pledge the Said Share unless otherwise agreed by the Beneficiary.

4.4) The Nominee Shareholder hereby agrees to transfer and pay the dividends interest and other benefits thereon and accretions thereto to the Beneficiary within three (3) days after the aforesaid dividends interest and other benefits are available. In the event that the aforesaid monies becomes due and outstanding, the Nominee Shareholder is subject to a penalty equivalent to the penalty rate of commercial bank loans in China.

4.5) Nominee Shareholder is obliged to provide unconditional assistance if the Beneficiary desires to transfer the Shares to existing Dongxin shareholders or any designated third parties.

5) The Parties acknowledge and confirm any materials exchanged by the Parties in connection with this Agreement are confidential, and the Parties shall maintain the secrecy and confidentiality of all such materials, except that (a) such material is already known or may be known by the general public; or (b) one Party has received the prior written approval by the other Party. This clause shall survive whatever this Agreement is invalid, amended, revoked, terminated or unable to implement by any reason. The disclosure of the confidential materials by any Party shall be deemed a breach of this Agreement, and such Party shall bear the liabilities for breaching the contract.

6) The execution, validity, construing and performance of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of PRC. The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to Shanghai  branch of the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules in force at the date of this Agreement including such addition to the CIETAC arbitration rules as are therein contained. Any resulting arbitration award shall be final conclusive and binding upon the parties.

7) Miscellaneous

7.1) This Agreement has been executed in Chinese in two (2) duplicate originals; each Party holds one (1) original and each duplicate original shall have the same legal effect.

7.2) The effective date of this Agreement shall be the signing date of this Agreement or the incorporation date of the Beneficial Shareholder, whichever is earlier.

7.3) Under the circumstances that this Agreement is available in both Chinese and English versions; and in the event of any inconsistency between the two versions, the Chinese language version shall prevail.

BENEFICIARY:	Quanzhou Dong Xiang Chemical & Light Industrial Textile Company Limited
Legal/Authorized Representative

/s/ Kei Wai Ting
Title: Director

NOMINEE SHARHOLDER:	Qi Xiong DING

/s/ Qi Xiong Ding